Exhibit 5.1

September 18, 2008

Health Discovery Corporation
2 East Bryan Street, Suite #601
Savannah, GA  31401

    Re:           Registration Statement on Form S-1

Ladies and Gentlemen:

    We have acted as counsel to Health Discovery Corporation, a Georgia corporation (the “Company”), in connection with the registration with the Securities and Exchange Commission on Form S-1 of 352,746 shares of the Company’s Common Stock, no par value (the “Shares”), and 70,549,868 shares of the Company’s Common Stock, no par value, which may be issued to certain selling shareholders upon the exercise of warrants (the “Warrant Shares”) previously issued by the Company (the “Warrants”).

    In connection with this registration in our capacity as Company counsel, we have reviewed and relied upon the registration statement and the related prospectus, and originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments of the Company relating to the authorization and issuance of the Shares and the Warrants, and upon exercise of the Warrants, the Warrant Shares and such other matters as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

    The opinion is limited to the laws of the State of Georgia and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Georgia, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Georgia, we do not express any opinion on such matter.

    The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

    Based upon the foregoing and in reliance thereon and subject to the limitations and qualifications set forth herein, we are of the opinion that (1) the Shares are validly issued, fully paid and nonassessable, and (2) the Warrant Shares, when issued upon the exercise of the Warrants in accordance with their terms, including the payment of the exercise price, will be validly issued, fully paid, and nonassessable.

    This opinion is being furnished to you for submission to the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-1. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-1 and to the use of the name of our firm therein under the heading “Legal Matters” in the prospectus, which is a part of the registration statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

                    Very truly yours,

                    /s/ Powell Goldstein LLP